Exhibit 99.1

Contacts:
At	Media:	Investor Relations:

Cambridge Heart:	KOGS Communication	Wolfe Axelrod Weinberger Associates, LLC
Vincenzo LiCausi	Edna Kaplan	Stephen D. Axelrod, CFA
Chief Financial Officer	(781) 639-1910	Diana Bittner (general inquiries)
(978) 654-7600 x	kaplan@kogspr.com	212-370-4500
vincenzol@cambridgeheart.com		steve@wolfeaxelrod.com
diana@wolfeaxelrod.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE

FOURTH QUARTER AND FULL YEAR OF 2010

Tewksbury, Mass., March 23, 2011—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for its fourth quarter and year ended December 31, 2010. Full financial statements and corresponding commentary can be found in the Company’s Form 10-K, which is expected to be filed with the Securities and Exchange Commission on March 23, 2011.

Using innovative technologies, Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one third of all cardiac deaths, or approximately 300,000 deaths, in the United States each year. The non-invasive Microvolt T-Wave Alternans (MTWA) Test measures small heartbeat irregularities that indicate a patient’s heightened risk for sudden cardiac arrest.

The following strategic, clinical and financial milestones highlight the fourth quarter and fiscal 2010:

•

Revenue Results—Sales for the fourth quarter and full year of 2010 were $715,000 and $2,819,000 respectively, compared to $805,000 and $3,232,000 for the same periods in 2009. Revenues for fiscal 2010 were challenged due to potential reductions in Medicare reimbursement, which were not resolved until late December 2010, a difficult selling environment due to the economic climate and lower than expected sales of the Company’s MTWA Module resulting from organizational changes at Cardiac Science, its MTWA Module marketing partner.

•

MTWA Module Product Launch—In June 2009, Cambridge Heart announced a new strategy to pursue use of its MTWA technology to identify and manage the risk of SCA in a much broader population of cardiac patients than it had in the past. It is estimated that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S., who can benefit from annual MTWA testing. The Company intends to implement this strategy by making its technology readily available, in multiple product embodiments, in cardiology and internal medicine physician practices and in hospitals that provide healthcare services to a broad group of at-risk cardiac patients who routinely undergo cardiac evaluations, including stress testing.

As the first step in the execution of this strategy, the Company completed a non-exclusive development and distribution agreement with Cardiac Science, a global leader in diagnostic cardiac monitoring devices. In connection with the Development, Supply and Distribution Agreement with Cardiac Science, Cambridge Heart developed the MTWA Module. The MTWA Module is designed to work with existing cardiac stress test platforms.

In April 2010, Cambridge Heart received clearance from the U.S. Food and Drug Administration to begin marketing its MTWA Module. The FDA 510(k) clearance allowed Cambridge Heart to begin marketing the MTWA Module integrated with the Q-Stress line of stress systems manufactured by Cardiac Science.

The Company launched its MTWA Module in partnership with Cardiac Science in late-September 2010. The companies collaborated extensively on marketing and sales initiatives in support of the product launch. While the initial market preparation, product launch and lead generation activities were in line with Company’s expectations, the number of units placed in the fourth quarter of 2010 was below plan. The Company believes that this shortfall is mainly attributable to organizational changes that occurred within Cardiac Science subsequent to the product launch.

In October 2010, Cardiac Science announced it was being acquired by Opto Circuits (India), which was completed in December 2010. The Company believes that the Opto Circuits’ purchase of Cardiac Science is strategically positive for the partnership in the long run by providing Cardiac Science with more financial resources and a broader global reach. However, this organizational restructuring, including certain personnel changes within sales and marketing, has negatively impacted MTWA Module sales in the near-term. In addition, given the breadth and depth of the Cardiac Science direct sales force and distributor network, fully preparing and engaging all layers of its sales organization in presenting the MTWA Module to its customers has taken more time than the Company originally expected. The Company believes that both of these issues are transitional and is working with Cardiac Science’s new sales and marketing management in order to overcome them.

•

Key Reimbursement Change—In July 2010, Centers for Medicare & Medicaid Services (CMS)’s National Correct Coding Initiative (NCCI) changed the edits associated with MTWA testing, allowing the Company’s MTWA Test to be performed on the same day as several stress procedures. The CMS update removed a previous restriction that substantially limited the reimbursement amount when a patient underwent a MTWA Test on the same day as the patient underwent a standard cardiac stress test, echocardiography stress test, nuclear cardiac stress test, or pulmonary stress test. As a result, effective July 1, 2010, CMS allows full reimbursement for both an MTWA Test and a stress test when both tests are performed during the same patient visit. This was a critical step in connection with the Company’s new strategy to access a broad group of at-risk cardiac patients who routinely undergo cardiac evaluations, including stress testing.

•

Clinical Study Enrollment—Cambridge Heart is actively seeking to expand the market for its MTWA technology to include undetected coronary artery disease. The Company began enrolling patients in a second clinical site for its MTWA-CAD study (Evaluation of Microvolt T-Wave Alternans Testing for the Detection of Active Ischemia in Patients with Known or Suspected Coronary Artery Disease). The MTWA-CAD trial is a pilot study designed to determine if the Company’s MTWA testing can enhance current diagnostic methods for detecting ischemia in patients with underlying coronary artery disease. Ischemia is defined as inadequate blood supply to the coronary arteries, which can lead to myocardial infarction or what is commonly referred to as a “heart attack.”

An estimated 40 million cardiac stress tests in various modalities are performed annually in the United States. Cambridge Heart filed a patent application related to ischemia in December of 2009.

The MTWA-CAD trial study is expected to enroll up to 200 patients. Enrollment for the MTWA-CAD study is on schedule, and the analysis of interim results is underway. The Company expects enrollment and data analysis will be completed by the end of 2011.

•

Completion of Private Placement and Other Financing—In December 2010, the Company completed a private placement to accredited investors. The transaction raised gross proceeds of $2.9 million and consisted of units that were comprised of one share of common stock and a warrant to purchase one share of common stock. Exercise of the warrants would provide an additional $3.6 million in capital.

During 2010, outstanding Short-Term and Long-term Warrants sold in connection with our December 2009 Private Placement were exercised. Pursuant to the terms of the Long-Term Warrants, the Company called the Long-Term Warrants in May 2010 generating aggregate proceeds of $962,100. Also in May 2010, certain of the investors exercised their Short-Term Warrants generating aggregate proceeds of $456,700. In December 2010, the remaining outstanding Short-Term Warrants were exercised generating aggregate proceeds of $751,600.

Commenting on the results of the fourth quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “The Company achieved a number of key milestones during 2010 in connection with our new strategy. Despite the lower than expected MTWA Module sales in the fourth quarter, we remain enthusiastic about the size of the installed base we can access through our partner and its large distribution network.” Mr. Haghighi-Mood added, “We have identified and allocated appropriate resources to address the challenges in reaching the potential customers for our MTWA Module. We expect to begin to see meaningful traction from these efforts within the coming quarters. In the meantime, we continue to work toward additional partnerships for our MTWA technology with other manufacturers of Holter Monitoring and cardiac stress equipment.”

Financial Results for the fourth quarter ended December 31, 2010

Total revenue for the fourth quarter ended December 31, 2010 was $715,000, compared to total revenue of $805,000 reported during the same period of 2009. On a sequential basis, total revenue decreased $78,000 or 10%, from total revenue of $793,000 for the quarter ended September 30, 2010. Sales were adversely impacted by continued weak economic conditions, which have had a significant adverse impact on medical capital equipment sales as a whole in the past couple of years, uncertainty about reimbursement and the general state of healthcare in the U.S. More specifically, during 2010, the Medicare reimbursement amount for all cardiovascular services, including the MTWA Test, was set on a temporary basis throughout the year by CMS, temporarily delaying a planned reduction by as much as 30%. The uncertainty about the reimbursement amounts persisted throughout the year until December 2010 when Congress enacted legislation that negated the planned reduction in reimbursement, effective for January 1, 2011 through December 31, 2011.

Cost of sales for the fourth quarter of 2010 was $498,000, compared to $430,000 in the same period in 2009. Gross profit, as a percent of revenue, for the three months ended December 31, 2010 and 2009, was 30% and 47%, respectively. The decrease in gross profit compared to 2009 is primarily due to lower overall volume relative to fixed overhead costs compared to the prior year.

Selling, general and administrative expenses for the fourth quarter of 2010 were $1,288,000, a decrease of $710,000, or 36%, compared to $1,998,000 in the fourth quarter of 2009. The decrease in SG&A expense is partly driven by lower headcount, less variable selling expenses as a result of lower sales of commissionable products, non-recurring marketing expenses, lower consultative and advisory costs and less non-cash compensation expense due to the full vesting of certain previously issued stock option awards and restricted stock.

Operating expenses for the fourth quarter of 2010 were $1,441,000, a decrease of $679,000, or 32%, compared to $2,120,000 in the fourth quarter of 2009. The decrease in operating expense is driven by lower selling, general and administrative expenses, offset by higher research and development expenses related to the development of the MTWA Module, launch of the MTWA-CAD study and enhancements to the HearTwave II System and Micro-V Sensors.

The operating loss for the fourth quarter of 2010 was $1,125,000, compared to an operating loss of $1,746,000 for the same period last year. Included in the operating loss for the fourth quarter of 2010 was $144,000 of non-cash stock-based compensation expense. The net loss for the quarter was $1,122,000 or $0.02 per share, compared to a net loss of $1,840,000, or $0.03 per share, in the comparable 2009 period, which included a $107,000 expense related to the beneficial conversion feature associated with the Series D Preferred Stock.

Financial Results for the year ended December 31, 2010

For the twelve months ended December 31, 2010, total revenue was $2,819,000, a decrease of $413,000, or 13%, compared to total revenue of $3,232,000 for the same period in 2009. Operating expenses for the twelve-month period in 2010 were $6,009,000 compared to $8,761,000 in 2009. The operating loss for the twelve-month period ended December 31, 2010 of $5,163,000, which included a $124,000 inventory reserve charge, decreased $2,208,000 compared to an operating loss of $7,371,000, for the same period in the prior year. The operating loss for the twelve-month period ended December 31, 2010 included $936,000 in non-cash stock based compensation expense compared to $2,026,000 for the twelve-month period ended December 31, 2009, which also included a $107,000 expense related to the beneficial conversion feature associated with the Series D Preferred Stock. The net loss for the twelve-month period ended December 31, 2010 was $5,168,000, or $0.07 per share, compared to a net loss of $7,456,000, or $0.12 per share, during 2009.

Cost of sales for the twelve months ended December 31, 2010 was $1,974,000 (which includes a $124,000 charge to reserve for potentially excess inventory) compared to $1,842,000 in the same period in 2009, which included a $27,000 charge to reserve for potentially excess inventory. The reserve is based on the uncertainty that the Company will realize the full value of the existing inventory over the next 12 months. The inventory was built up in order to satisfy our contractual obligations under the former co-marketing agreement with St. Jude Medical. Gross margin as a percent of revenue for the twelve months ended December 31, 2010 was 30% compared to 43% in 2009. This decrease in gross margin is primarily due to lower overall volume relative to fixed overhead costs compared to the prior year, as well as incremental start-up manufacture costs incurred in connection with the launch of the MTWA Module. We anticipate that overall gross profit will improve in 2011 to the extent that sales of our MTWA Module, which carry a higher profit margin, increase and as we begin to sell HearTwave II Systems that contain inventory parts that were previously reserved for as excess inventory. Selling, general and administrative expenses for the twelve-month period in 2010 were $5,433,000 compared to $8,380,000 in 2009. The decrease in selling and marketing expense from 2009 was driven partly by lower headcount, lower variable selling expenses as a result of lower commissionable sales, certain non-recurring marketing costs incurred in 2009, lower consultative and advisory costs and less non-cash compensation expense due to the full vesting of certain previously issued stock option awards and restricted stock.

The Company ended the fourth quarter with unrestricted cash and cash equivalents of $4,188,000. The cash used by operations was $3,659,000 for the twelve months ended December 31, 2010. The Company believes that based on its existing resources and currently projected financial results are sufficient to fund its operations approximately through December 31, 2011. To the extent that sales of the MTWA Module and Micro-V Alternans Sensors exceed the projected levels, the Company may have sufficient resources to fund its operations beyond the end of 2011. Conversely, if the Company encounters material deviations from its plan including, but not limited to, lower than expected level of sales to Cardiac Science, lower than expected sales of the HearTwave II Systems and Micro-V Alternans Sensors, or if it decide to expand the level of activity in R&D and/or SG&A beyond its plans, the Company’s ability to fund its operations will be negatively impacted. While the proceeds from the December 2010 Private Placement and the exercise of common stock warrants in December 2010 provided the Company with financing to fund the Company’s operations for a period of time, the Company anticipates that it will need to raise additional capital through the sales of equity or debt securities and/or the exercise of outstanding common stock warrants, issued in connection with the December 2010 Private Placement, in order to fund operations beyond 2011.

The Company currently has a total of 124.3 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 25.5 million shares of common stock, bringing the fully diluted share count to 149.8 million shares of common stock.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company’s website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements about the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations through approximately December 31, 2011. Actual results may differ materially from those indicated by these forward-looking statements. Material deviations from our current operating plan, lower than expected sales to Cardiac Science and lower than expected sales of our HearTwave II System may cause or contribute to such differences. Other factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$804,952	$714,620	$3,231,909	$2,819,243

Cost of goods sold	430,457	498,369	1,841,926	1,974,043

Gross profit	$374,495	$216,251	$1,389,983	$845,200

Costs and expenses
Research and development	122,592	152,819	380,840	575,960
Selling, general and administrative	1,997,542	1,288,488	8,380,199	5,432,703

Total operating expenses	$2,120,134	$1,441,307	$8,761,039	$6,008,663

Loss from operations	$(1,745,639)	$(1,225,056)	$(7,371,056)	$(5,163,463)

Interest income	14,643	5,464	29,556	6,070
Interest expense	(1,729)	(2,864)	(6,926)	(10,616)

Net loss	$(1,732,725)	$(1,222,456)	$(7,348,426)	$(5,168,009)

Beneficial conversion feature	(107,342)	—	(107,342)	—

Net loss attributable to common stockholders	$(1,840,067)	$(1,222,456)	$(7,455,768)	$(5,168,009)

Net loss per common share - basic and diluted	$(0.03)	$(0.02)	$(0.12)	$(0.07)

Weighted average shares outstanding - basic and diluted	64,608,546	78,421,949	64,574,536	72,457,014

Balance Sheet

	December 31, 2009	December 31, 2010
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$3,159,468	$4,188,215
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	458,887	480,658
Inventory, net	1,152,620	686,264
Other prepaid assets	118,312	95,237

Total current assets	4,989,287	5,550,374

Fixed assets, net	239,970	190,294
Restricted cash, net current portion	400,000	300,000
Other assets	42,655	50,138

Total assets	$5,671,912	$6,090,806

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,500,431	$1,447,645
Current portion of capital lease obligation	13,571	5,009

Total current liabilities	1,514,002	1,452,654
Capital lease obligation, net of current portion	13,551	28,703

Total liabilities	$1,527,553	$1,481,357

Convertible preferred stock	$12,870,613	$12,870,613

Stockholders’ deficit
Common stock	64,905	97,494
Additional paid-in-capital	87,201,360	92,801,870
Accumulated deficit	(95,992,519)	(101,160,528)

Total stockholders’ deficit	(8,726,254)	(8,261,164)

Total liabilities and stockholders' deficit	$5,671,912	$6,090,806

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